Exhibit 99.1
                      Press Release dated October 12, 2006


MAXXON ELECTS TWO NEW BOARD MEMBERS

MOUNT PLEASANT, S.C., Oct 12, 2006 /PRNewswire-FirstCall via COMTEX/ -- Maxxon, Inc. (OTC Pink Sheets: MXON) announced today that it has elected two new board members: Tom O'Brien and Dr. Thomas Beahm. Company President and Board Chairman Ron Wheet stated, "This addition completes one of the first major steps we are taking to prepare to transition from research and development to successful sales and marketing. Our expectation is that our new product, the ReVac Safety Syringe, along with many other proprietary technologies we will be introducing in the near future, will help make us a significant player in today's medical marketplace."

Thomas M. Beahm, MD, FACS is a 56 year old practicing plastic surgeon, who lives in Chattanooga, Tennessee. He is an active member of the American Society of Plastic Surgeons, American College of Surgeons, and American Medical Association, and simultaneously owns and runs his own practice. In addition, he is Secretary of Integrated Voice Systems, which has software in over 130 hospitals, and is also serving on the board of Clear Image, Inc., a privately held company specializing in proprietary MRI Software and Hardware. Dr. Beahm also has experience directing plastic surgery mission work in various third world countries, coming to the aid of thousands of people in Asia, Africa, and South America.

Thomas O'Brien, age 59, is acting President and CEO of Clear Image, Inc. (MRI Software/Hardware), and has more than twenty (20) years of general management experience in the medical device industry. His background includes domestic and international sales, marketing and distribution of high technology medical systems and services. He is fluent in Mandarin, and served at the National Security Agency, holding a Top Secret Crypto Clearance as a Chinese linguist. Mr. O'Brien has held executive positions with medical industry leaders such as Pfizer, Toshiba, and Johnson and Johnson's subsidiary the Technicare Corporation.

About Maxxon Inc:
Maxxon operates in the safety-engineered medical devices (SEMDs) arena. Its products include the ReVac Safety Syringe, Auto-Retractable Safety Scalpel with Permanent Lock and the Auto-Retractable Safety IV Catheter. The world market for SEMDs was projected to exceed $1.6 billion last year and is forecast to maintain a 20% annual growth rate in the near term.
In the United States, the safety syringe market is expected to generate approximately $693 million in revenues in 2006, representing 66% of the total needles and syringes market. The Theta Report estimated the number of needles and syringes sold in the U.S. and international market combined should exceed 20 billion units in 2006.
    For more information on Maxxon, please go to  http://www.maxxoninc.com.
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Safe Harbor
Forward-looking statements made in this release are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made by Maxxon Inc. are not a guarantee of future performance. This news release includes forward-looking statements, including with respect to the future level of business for the parties. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors that could cause results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties and events that may be beyond the control of Maxxon Inc. and no assurance can be given that such results will be achieved. Potential risks and uncertainties include, but are not limited to, the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition.